Exhibit 99

                   Dillard's, Inc. Reports July Sales Results


    LITTLE ROCK, Ark.--(BUSINESS WIRE)--Aug. 3, 2006--Dillard's, Inc. (NYSE:DDS) ("Dillard's" or the "Company") announced today that sales for the four weeks ended July 29, 2006 were $528,287,000 compared to sales for the four weeks ended July 30, 2005 of $543,920,000. Sales decreased 3% for the four-week period in both total and comparable stores.
    Sales for the 13 weeks ended July 29, 2006 were $1,686,183,000 compared to sales for the 13 weeks ended July 30, 2005 of $1,693,227,000. Sales were unchanged on a percentage basis for the 13-week period in both total and comparable stores.
    Sales for the 26 weeks ended July 29, 2006 were $3,526,140,000 compared to sales for the 26 weeks ended July 30, 2005 of $3,497,313,000. Sales increased 1% for the 26-week period in both total and comparable stores.
    During the four weeks ended July 29, 2006, sales were above the average company trend in the Western region. Sales were consistent with trend in the Central region and slightly below trend in the Eastern region.
    During the four weeks ended July 29, 2006, sales of cosmetics, lingerie and accessories and furniture significantly exceeded the Company's average sales performance for the period. Sales of children's and juniors' apparel were significantly below trend.
    Dillard's, Inc. is one of the nation's largest fashion apparel and home furnishing retailers. The Company's stores operate with one name, Dillard's, and span 29 states. Dillard's stores offer a broad selection of merchandise, including products sourced and marketed under Dillard's exclusive brand names.



    CONTACT: Dillard's, Inc.
             Director of Investor Relations
             Julie J. Bull, 501-376-5965